Exhibit 99.4

CONSENT OF JOHN C. STEWART, JR.

The undersigned hereby consents to being named as a prospective director of Poage Bankshares, Inc. ("Poage") in the Pre-Effective Amendment No. 1 to Poage's Registration Statement on Form S-4 (the "Registration Statement"), filed in connection with the merger of Town Square Financial Corporation with and into Poage, to which this consent is an Exhibit.

/s/ John C. Stewart, Jr.
John C. Stewart, Jr.

February 3, 2014